Exhibit 99.1
ABERCROMBIE & FITCH REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR-END RESULTS;
FOURTH QUARTER NET INCOME INCREASES TO $216.8 MILLION;
FOURTH QUARTER NET INCOME PER DILUTED SHARE INCREASES TO $2.40;
FISCAL 2007 NET INCOME INCREASES 13% TO $475.7 MILLION;
FISCAL 2007 NET INCOME PER DILUTED SHARE INCREASES 13% TO $5.20;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY PROVIDES OUTLOOK FOR FIRST HALF OF FISCAL 2008
New Albany, Ohio, February 15, 2008: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $216.8 million and net income per diluted share of $2.40 for the thirteen weeks ended February 2, 2008, a 9% increase over net income of $198.2 million and a 12% increase over net income per diluted share of $2.14 for the fourteen week period ended February 3, 2007. Fourth quarter Fiscal 2007 results include $0.04 per diluted share of favorable tax adjustments.
The Company also reported net income of $475.7 million and net income per diluted share of $5.20 for the fifty-two week fiscal year ended February 2, 2008, a 13% increase over net income of $422.2 million and net income per diluted share of $4.59 for the fifty-three week fiscal year ended February 3, 2007.
Fourth Quarter Highlights
•	Total Company net sales increased 8% to $1.229 billion; comparable store sales decreased 1%

•	Total direct-to-consumer net sales increased 45% to $108.6 million

•	Abercrombie & Fitch net sales increased 4% to $522.4 million; Abercrombie & Fitch comparable store sales increased 1%

•	abercrombie net sales increased 11% to $159.8 million; abercrombie comparable store sales decreased 3%

•	Hollister Co. net sales increased 11% to $530.9 million; Hollister Co. comparable store sales decreased 2%

•	RUEHL net sales increased 16% to $15.6 million; RUEHL comparable store sales decreased 19%

•	Net income for the fourth quarter increased 9% to $216.8 million

•	Net income per diluted share for the fourth quarter increased 12% to $2.40

•	Launched newest concept, Gilly Hicks, in January, with the opening of stores at Natick Collection, Smith Haven Mall and Mall of America
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Our brands represent highly productive, consistent businesses that are the result of an unyielding focus on merchandise quality and customer experience. We continue to make strategic investments in the business to sustain and to enhance brand quality and to support future growth, both domestically and internationally.”
Fourth Quarter and Fiscal Year 2007 Financial Results
Net sales for the thirteen weeks ended February 2, 2008 increased 8% to $1.229 billion from $1.139 billion for the fourteen weeks ended February 3, 2007. Total Company direct-to-consumer net sales increased 45% to $108.6 million for the thirteen week period ended February 2, 2008, compared to the fourteen week period ended February 3, 2007. Total Company fourth quarter comparable store sales decreased 1% compared to the thirteen week period ended February 3, 2007. For the fifty-two week fiscal year ended February 2, 2008, the Company reported a net sales increase of 13% to $3.750 billion from $3.318 billion for the fifty-three week fiscal year ended February 3, 2007. Total Company direct-to-consumer net sales increased 49% to $258.9 million for the fifty-two week fiscal year ended February 2, 2008, compared to the fifty-three week fiscal year ended February 3, 2007. Fiscal 2007 comparable store sales decreased 1%.
The gross profit rate for the quarter was 67.2%, 80 basis points higher compared to last year. The increase in gross profit rate was attributable to both a higher initial markup rate and a lower shrink rate, partially offset by a higher markdown rate versus last year. For Fiscal 2007, the gross profit rate was 67.0% versus 66.6% last year, an increase of 40 basis points.
Stores and distribution expense for the quarter, as a percentage of sales, increased 90 basis points to 31.6% from 30.7%. The increase in rate versus last year reflects the impact of minimum wage rate and management salary increases and higher store occupancy related expenses. For Fiscal 2007, stores and distribution expense, as a percentage of sales, increased 120 basis points to 37.0% versus 35.8% last year.
Marketing, general and administrative expense for the quarter, as a percentage of sales, decreased 50 basis points to 8.4% from 8.9%. The decrease in rate resulted from lower travel, samples, outside services and marketing expense rates versus last year. For Fiscal 2007, marketing, general and administrative expense, as a percentage of sales, decreased 70 basis points to 10.6% versus 11.3% last year.
Operating income for the fourth quarter increased 9% to $337.1 million compared to $308.8 million last year. The fourth quarter operating income rate, as a percentage of sales, was 27.4%, a 30 basis point increase over last year’s rate of 27.1%. For Fiscal 2007, operating income was $740.5 million versus $658.1 million last year, an increase of 13%.
The effective tax rate for the fourth quarter was 36.9% compared to 36.8% for the Fiscal 2006 comparable period. In addition to favorable tax adjustments in both periods, the fourth quarter Fiscal 2007 tax rate was lower as a result of international operations versus last year.
Net income for the fourth quarter increased 9% to $216.8 million compared to $198.2 million last year. Net income per diluted share increased 12% to $2.40 compared to $2.14 per diluted share for the fourth quarter of Fiscal 2006. Net income for Fiscal 2007 increased 13% to $475.7 million compared to $422.2 million last year. For Fiscal 2007, net income per diluted share increased 13% to $5.20 versus $4.59 last year.

2008 Outlook
The Company expects net income per diluted share for the first half of Fiscal 2008 to be in the range of $1.61 to $1.65, representing a 5% to 8% increase in earnings over the first half of Fiscal 2007. The low end of the earnings guidance reflects a negative 1% comparable store sales scenario for the first half of Fiscal 2008.
The Company plans total capital expenditures for Fiscal 2008 to be between $420 million and $425 million. Approximately $300 million of this amount is allocated to new store construction and store remodels, including the Hollister Co. flagship in Soho, and Abercrombie & Fitch flagships in Europe and Japan. Approximately $50 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores and the balance is allocated to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2008, the Company expects to increase gross square-footage by approximately 11%, primarily through the addition of 110 new North American, non-flagship stores including four new Abercrombie & Fitch stores, 67 new Hollister Co. stores, 17 new abercrombie stores, six new RUEHL stores and 16 new Gilly Hicks stores. The Company also plans to open four new, non-flagship Hollister Co. stores in the United Kingdom in Fiscal 2008.
Dividend Declared
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 18, 2008 to shareholders of record at the close of business on February 29, 2008.
The Company operated 355 Abercrombie & Fitch stores, 201 abercrombie stores, 447 Hollister Co. stores, 22 RUEHL stores and three Gilly Hicks stores in the United States at the end of Fiscal 2007. The Company also operated three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.RUEHL.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 2942254; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Investor Inquiries:
Brian Logan
Sr. Director, Investor Relations & Controller
(614) 283-6877

Media Inquiries:
Thomas Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2007 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.